Exhibit (ii)

                    SHARE PURCHASE AND VOTING TRUST AGREEMENT

THIS SHARE PURCHASE AND VOTING TRUST AGREEMENT (this "Agreement"), is made and entered into as of the 1st day of April, 2004 (the "Effective Date"), by and between Gary Lafferty, an individual ("Seller") and Jesup & Lamont Securities Corporation, a New York corporation ("Purchaser"). (Seller and Purchaser are sometimes referred to herein collectively as the "Parties" and individually as a "Party").

                                    RECITALS

A. Prior to the Effective Date, Purchaser agreed to loan to Seller an aggregate amount of Fifty-two Thousand Three Hundred Sixty Dollars ($52,360), all but Nine Thousand Three Hundred Sixty dollars ($9,360) of which has been delivered to Seller.

B. Seller and Purchaser have mutually agreed that the above-referenced amounts received and to be received by Seller shall be considered a purchase price payment in consideration for which Seller shall sell, transfer and convey to Purchaser, free and clear of any liens, encumbrances or third party rights of any kind, an aggregate amount of 675,000 shares of capital stock owned by Seller in NexGen Vision, Inc., a Delaware corporation (the "Company"), all as more particularly set forth herein.

C. In addition to the sale and purchase of the capital stock described above, the Parties desire to enter into a voting trust arrangement whereby Purchaser is entitled to exercise the voting power of the remaining shares in the Company owned by Seller as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties do mutually agree as follows:

      1. Sale and Purchase of Shares. Subject to the terms hereof, effective as of the Effective Date, Seller shall sell, assign and transfer to Purchaser, and Purchaser shall purchase from Seller, the Purchase Shares (as defined below) for an aggregate purchase price of fifty two thousand dollars ($52,000) (the "Purchase Price"). Seller hereby acknowledges that he has previously received forty two thousand dollars ($42,000) from the Purchaser and that such amount shall be partial payment of the Purchase Price. The balance of the Purchase Price ($9,360) shall be paid to Seller pursuant to Section 4 below.

      2. Representations, Warranties and Covenant of Seller. Seller hereby represents and warrants to Purchaser as follows:

      (a) The shares of capital stock to be sold to Purchaser pursuant to
Section 1 consist of 100,000 shares of Class A Common Stock of the Company and 675,000 shares of Class B Common Stock of the Company, totaling 775,000 shares of common stock of the Company (collectively, the "Purchase Shares"). Immediately following the sale and purchase of the Purchase Shares, Seller will continue to own (i) 650,000 shares of Class B Common Stock of the Company (hereinafter, the "Voting Trust Shares") and (ii) various warrants and options to purchase additional common stock of the Company. Other than as set forth in the preceding sentence, immediately following the sale and purchase of the Purchase Shares, Seller will not own any equity securities (or debt securities convertible into equity securities) of the Company.

      (b) Seller is the record and beneficial owner of the Purchase Shares and the Voting Trust

Shares, free and clear of any and all liens, encumbrances, claims, charges or third party rights thereon of every kind and nature whatsoever and there are no restrictions on his power to sell the Purchase Shares or to subject the Voting Trust Shares to the provisions of Section 3 herein, nor are there any outstanding options, warrants or other rights to purchase the Purchase Shares or the Voting Trust Shares.

      (c) Seller has the right, power, and authority to enter into this Agreement and all documents and instruments to be executed by him hereunder, and to perform his obligations hereunder and thereunder. This Agreement constitutes a valid and legally binding obligation of Seller, enforceable in accordance with its terms.

      (d) In connection with the sale of the Purchase Shares to Purchaser, Seller shall make or cause to be made any filing required by the United States Securities and Exchange Commission as a result of such sale.

      3. Voting Trust.

      (a) In connection with the sale of the Purchase Shares to the Purchaser as described above, Seller shall also deliver to Purchaser certificates evidencing the Voting Trust Shares (i.e. 650,000 shares of Class B Common Stock of the Company) which certificates shall be held by Purchaser in trust until the shares represented thereby are no longer subject to the provisions of this Section 3. Pursuant to this Section 3, Purchaser shall exercise all voting rights with respect to the Voting Trust Shares. Purchaser shall exercise such rights initially through William Moreno, President of Purchaser (in such capacity, the "Voting Trustee"). Purchaser may at any time, in its sole discretion, replace Mr. Moreno (or his successor) as Voting Trustee and any such replacement shall be the "Voting Trustee" for purposes of this Agreement as if such replacement had originally acknowledged this Agreement as contemplated on the signature page hereto.

      (b) Subject to the provisions of Section 3(f) below, the Voting Trustee shall be entitled to exercise all the voting and consenting rights in respect of the Voting Trust Shares, including the right to vote the Voting Trust Shares in connection with all matters requiring or permitting a stockholder vote or consent under the Delaware General Corporation Law.

      (c) Seller hereby acknowledges and agrees that the Voting Trustee is an officer and affiliate of the Purchaser and that the Voting Trustee may act as a Director and/or an officer and/or employee of the Company and may vote for himself as such and may be interested in the shares of common stock, or otherwise interested in, the Company.

      (d) The Voting Trustee shall not incur any liability hereunder, except for his own willful misconduct.

      (e) Seller shall be entitled to receive all dividends and all other corporate distributions made by the Company in respect of the Voting Trust Shares except that if any such dividend or distribution shall be made in shares of common stock or any other class of voting capital stock of the Company, the certificates for the shares of such common stock or other voting capital stock shall be deposited with or held by Voting Trustee subject to the terms of this Agreement and shall be deemed "Voting Trust Shares" for all purposes hereunder.

      (f) Subject to Section 3(g) below, the provisions of this Section 3 shall remain in full force and effect for an initial period of two years from the Effective Date (the "Initial Period"). The Initial Period shall automatically renew for subsequent, consecutive two-year periods (each, an "Extension Period") unless Purchaser otherwise notifies Seller of its intent to terminate the provisions of this Section


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

3 at any time. Upon termination of the provisions of this Section 3, Purchaser shall return to Seller any certificates representing the Voting Trust Shares in Purchaser's possession.

      (g) If, at any time while the provisions of this Section 3 are in effect, Seller desires to sell all or any portion of the Voting Trust Shares to a third party pursuant to a bona fide offer to purchase such shares, Seller shall first obtain the prior written consent of Purchaser to such sale, which consent shall not be unreasonably withheld, provided, however, that Purchaser may refuse to consent to any such proposed sale if Seller does not agree, in writing, as a condition precedent to such sale, that the Voting Trust Shares to be sold first be converted into shares of the Company's Class A Common Stock, as contemplated by Section 4 of the Company's Certificate of Incorporation as in effect on the date hereof. Any consent by Purchaser to a sale of Voting Trust Shares hereunder shall include a written release of such Voting Trust Shares (and only such shares) from the provisions of this Section 3. Any Voting Trust Shares retained by Seller shall remain subject to the terms of this Agreement as written.

      (h) Purchaser and Seller hereby agree that if either Party is required by any federal or state statute, law, rule or regulation to file a copy of the provisions of this Section 3, they will execute and deliver a separate voting trust agreement (a "Voting Trust Agreement") to memorialize the provisions of this Section 3 for purposes of complying with such applicable federal or state filing requirement. In the event of any conflict between the terms of the Voting Trust Agreement and the provisions of this Section 3, the terms of the Voting Trust Agreement shall control.

      4. Effective Date Deliveries and Actions. On the Effective Date, the Parties shall make the following deliveries and take the following actions:

      (a) Seller shall deliver to Purchaser certificates representing both the Purchase Shares and the Voting Trust Shares. With respect to the Purchase Shares, the appropriate certificates shall be properly endorsed in blank for transfer to Purchaser or accompanied by duly executed stock powers.

      (b) Seller and Purchaser shall cooperate as necessary to cause the Company to recognize the transfer of the Purchase Shares to Purchaser on the Company's books and records and to issue new certificates evidencing the ownership of the Purchase Shares and the Voting Trust Shares immediately following the sale and purchase described in Section 1. All of such certificates shall be delivered to Purchaser and Purchaser shall hold the certificates representing the Voting Trust Shares in trust pursuant to Section 3 herein.

      (c) Upon receipt of the appropriate share certificates, Purchaser shall deliver to Seller $10,000, representing the balance of the Purchase Price, in readily available funds by cash, wire transfer or certified check in accordance with instructions as provided by Seller.

      5. Advice of Counsel; Neutral Affect as to Draftsmanship. The Parties represent that (i) they have been represented by counsel of their own choosing, which counsel have explained in detail all of their rights, obligations and liabilities hereunder and with respect hereto, (ii) neither of them have entered into this Agreement under duress or threat of any sort or kind, and (iii) their entry into this Agreement has been and is voluntary in all respects. The Parties agree that in the interpretation of this Agreement, no court or other tribunal shall construe this Agreement other than neutrally between the Parties as a result of one or the other of the Parties or their counsel having been the draftor hereof.

      6. Conduct of the Parties Following the Effective Date. Each of the Parties shall, and shall cause its respective directors, officers, employees, agents or affiliates to, at any time and from time to time after the Effective Date, upon the reasonable request of the other Party, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered all such further assignments, transfers,


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

conveyances, stock powers, powers of attorney or other instruments or documents and take such other action as may be reasonably requested by the other Party for the effective sale, assigning, transferring, granting, conveying, assuring and confirming to Purchaser, or to its permitted successors and assigns, of the Purchase Shares and otherwise to carry out the purpose and intent of this Agreement.

      7. Indemnification. Seller shall indemnify Purchaser and hold Purchaser harmless from and against any and all liabilities, losses, damages, claims, costs or expenses (including reasonable attorneys' fees and disbursements) that are incurred or suffered by Purchaser by reason of (i) the breach by Seller of any of the representations and warranties contained herein or (ii) the failure of Seller to perform or comply with any covenant or agreement contained herein to be performed or complied with by him.

      8. No Advantage to Third Parties. This Agreement is solely for the benefit of the Parties hereto and their respective permitted successors, assigns and personal representatives and no other party shall be a third party beneficiary hereof.

      9. Miscellaneous.

      (a) This Agreement shall be binding on and inure to the benefit of the Parties hereto and their successors and assigns.

      (b) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

      (c) Except as contemplated by Sections 7 and 9(g), each Party shall bear its own fees and costs incurred in connection with any matter described herein and in the preparation and negotiation of this Agreement.

      (d) The terms and provisions of this Agreement cannot be terminated, modified or amended orally or by course of conduct or dealing or in any manner except in a writing that is signed by the Party against whom enforcement is sought.

      (e) This Agreement shall be construed in accordance with the internal laws of the State of New York, without regard to its principles of conflicts or choice of law, and any suit, action or proceeding arising out of or relating to this Agreement may be commenced and maintained in any court of competent subject matter jurisdiction in the County of New York, New York City, New York, and each Party waives objection to such jurisdiction and venue.

      (f) The provisions of this Agreement are severable, and any invalidity, unenforceability or illegality in any provision or provisions hereof shall not affect the remaining provisions of this Agreement.

      (g) In any suit, action or proceeding arising out of or in connection with this Agreement, the prevailing Party shall be entitled to an award of the reasonable attorneys' fees and disbursements incurred by such Party in connection therewith, including fees and disbursements in administrative, regulatory, insolvency, bankruptcy and appellate proceedings.

      (h) All notices required or allowed hereunder shall be in writing and shall be deemed given (i) if sent by hand or by reputable overnight courier service, upon delivery, (ii) if sent by facsimile, upon confirmation of successful transmission of such facsimile, or (iii) if sent by United States certified mail, return receipt requested, first class postage and registration fees prepaid, five business days after the posting thereof, in each case correctly addressed or directed to the Party for whom intended at their


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

address or facsimile number set forth on the signature page hereto, or such other address or facsimile number as is most recently noticed for such Party as aforesaid.

      (i) All references to gender or number in this Agreement shall be deemed interchangeably to have a masculine, feminine, neuter, singular or plural meaning, as the sense of the context requires.

      (j) Any failure by any Party to insist upon strict performance by the other of the terms and provisions of this Agreement shall not be deemed a waiver of any of the terms or provisions of this Agreement.

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date first set forth above.

                                      SELLER:


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                                      Gary Lafferty

                                      Address:
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                                              Fax No.:
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                                      PURCHASER:

                                      JESUP & LAMONT SECURITIES CORPORATION
                                      a New York corporation

                                      By:
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                                      Its:
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                                      Address:
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                                              Fax No.:
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Acknowledged and agreed with respect to
Section 3.

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William Moreno, initial Voting Trustee


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